UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Torrid Holdings Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

89142B 107

(CUSIP Number)

September 30, 2024

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89142B 107	Page 2

1	NAME OF REPORTING PERSONS Sycamore Partners Torrid, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report on Form 10-Q, filed with the United States Securities and Exchange Commission (the “SEC”) on September 9, 2024 (the “Quarterly Report”).

CUSIP NO. 89142B 107	Page 3

1	NAME OF REPORTING PERSONS Sycamore Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 4

1	NAME OF REPORTING PERSONS Sycamore Partners Associates-C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 5

1	NAME OF REPORTING PERSONS Sycamore Partners Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 6

1	NAME OF REPORTING PERSONS Sycamore Partners Associates Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 7

1	NAME OF REPORTING PERSONS Sycamore Partners (Co-Invest), L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 8

1	NAME OF REPORTING PERSONS Sycamore Partners Associates Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 89142B 107	Page 9

1	NAME OF REPORTING PERSONS Stefan L. Kaluzny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,976,602
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,976,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,976,602
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.67%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

All calculations of percentage ownership herein are based on a total of 104,680,230 shares of Common Stock issued and outstanding as of September 6, 2024, as reported by the Issuer on its Quarterly Report.

Item 1(a).	Name of Issuer:

Torrid Holdings Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

18501 East San Jose Avenue

City of Industry, California 91748

Item 2(a)-(c).	Name of Person Filing; Address of Principal Business Office; and Citizenship:

This Schedule 13G is being jointly filed by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit I:

(1)	Sycamore Partners Torrid, L.L.C., a Delaware limited liability company (“Sycamore Torrid”)

(2)	Sycamore Partners, L.P., a Delaware limited partnership (“Sycamore Partners”)

(3)	Sycamore Partners Associates-C, L.P., a Delaware limited partnership (“Sycamore Associates-C”)

(4)	Sycamore Partners Associates, L.P., a Delaware limited partnership (“Sycamore Associates”)

(5)	Sycamore Partners Associates Investments, L.P., a Delaware limited partnership (“Sycamore Investments”)

(6)	Sycamore Partners (Co-Invest), L.L.C., a Delaware limited liability company (“Sycamore Co-Invest”)

(7)

Sycamore Partners Associates Co-Invest, L.P., a Delaware limited partnership (“Sycamore Associates Co-Invest” and, together with Sycamore Partners, Sycamore Associates-C, Sycamore Associates, Sycamore Investments and Sycamore Co-Invest, the “Sycamore Entities”)

(8)	Stefan L. Kaluzny

The principal business address of each Reporting Person is 9 W. 57th Street, 31st Floor, New York, New York, 10019.

Item 2(d).	Title of Class of Securities:

Common stock, $0.01 par value per share (the “Common Stock”)

Item 2(e).	CUSIP Number:

89142B 107

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

The responses of the Reporting Persons to Rows 5-9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

Sycamore Torrid directly holds 73,976,602 shares of the Issuer’s Common Stock, constituting approximately 70.67% of the total issued and outstanding Common Stock. Sycamore Torrid is directly or indirectly owned by the Sycamore Entities. The Sycamore Entities’ direct or indirect general partners or managing members are each controlled directly or indirectly by Mr. Kaluzny.

The filing of this statement shall not be deemed an admission by any Reporting Person of beneficial ownership of the reported securities for purposes of Section 13(d) or Section 13(g) or any other purpose.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 13, 2024

Sycamore Partners Torrid, L.L.C.
Sycamore Partners, L.P.
Sycamore Partners Associates-C, L.P.
Sycamore Partners Associates, L.P.
Sycamore Partners Associates Investments, L.P.
Sycamore Partners (Co-Invest), L.L.C.
Sycamore Partners Associates Co-Invest, L.P.
Stefan L. Kaluzny

By:	/s/ Paula Dempsey
Attorney-in-Fact for the Reporting Persons

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements. The undersigned agree that this Agreement shall be filed as an exhibit to the Schedule 13G filed on behalf of the undersigned.

Date: November 13, 2024

Sycamore Partners Torrid, L.L.C.
Sycamore Partners, L.P.
Sycamore Partners Associates-C, L.P.
Sycamore Partners Associates, L.P.
Sycamore Partners Associates Investments, L.P.
Sycamore Partners (Co-Invest), L.L.C.
Sycamore Partners Associates Co-Invest, L.P.
Stefan L. Kaluzny

By:	/s/ Paula Dempsey
Paula Dempsey, as Attorney-in-Fact.

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS TORRID, L.L.C.

By: Sycamore Partners GP, L.L.C.
Its: Managing Member

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in -fact may approve in such attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS, L.P.

By: Sycamore Partners GP, L.L.C.
Its: General Partner

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS ASSOCIATES-C, L.P.

By: Sycamore Partners GP, L.L.C.
Its: General Partner

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys- in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in- fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS ASSOCIATES, L.P. By: Sycamore Partners GP, L.L.C. Its: General Partner By: Sycamore Partners MM, L.L.C. Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys- in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in- fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS ASSOCIATES INVESTMENTS, L.P. By: Sycamore Partners GP, L.L.C. Its: General Partner By: Sycamore Partners MM, L.L.C. Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys- in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in- fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS (CO-INVEST), L.L.C.

By: Sycamore Partners GP, L.L.C.
Its: Managing Member

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys- in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

SYCAMORE PARTNERS ASSOCIATES CO-INVEST, L.P.

By: Sycamore Partners GP, L.L.C.
Its: General Partner

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Managing Member

POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

November 13, 2024

KNOW ALL BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Paula Dempsey and Bridgett C. Zeterberg, signing singly, as the undersigned’s true and lawful attorneys-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(i)

execute for and on behalf of the undersigned, in the undersigned’s capacity as a director, officer or beneficial owner of shares of common stock of Torrid Holdings Inc., a Delaware corporation (the “Company”), any Schedule 13D or Schedule 13G, and any amendments, supplements or exhibits thereto (including any joint filing agreements) required to be filed by the undersigned under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any Forms 3, 4 and 5 and any amendments, supplements or exhibits thereto required to be filed by the undersigned under Section 16(a) of the Exchange Act;

(ii)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, 4, or 5 and timely file such forms with the United States Securities and Exchange Commission and any stock exchange on which the common stock of the Company is then listed; and

(iii)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 and Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports or schedules under Section 13 or Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny